Exhibit 99.1

For Immediate Release	Contacts:	Media:
January 22, 2013		Sard Verbinnen & Co. Robin Weinberg/Pamela Blum 212-687-8080

Investors : Atlantic Tele-Network, Inc. Justin D. Benincasa Chief Financial Officer 978-619-1300

ATLANTIC TELE-NETWORK ANNOUNCES SALE
OF U.S. RETAIL WIRELESS BUSINESS TO AT&T

BEVERLY, Mass., January 22, 2013 -- Atlantic Tele-Network, Inc. (NASDAQ: ATNI), a telecommunications service provider to rural, niche and other under-served markets, today announced it has agreed to sell its domestic retail wireless business operated under the Alltel name by ATN’s subsidiary Allied Wireless Communications Corporation (“Allied”).  AT&T will purchase the operations in an all-cash transaction valued at approximately $780 million.

Allied, based in Little Rock, Arkansas, serves approximately 585,000 customers in rural areas of six states – Georgia, North Carolina, South Carolina, Illinois, Ohio and Idaho, and generated revenues for the first nine months of 2012 of approximately $350 million.  In ATN’s public filings, these operations are consolidated within its U.S. Wireless segment.  These operations generated operating income estimated to be approximately $34 million, which is net of depreciation and amortization expense of approximately $42 million, for the first nine months of 2012.

“We are pleased that AT&T recognizes the value of our U.S. wireless retail operations and is acquiring these assets,” said Michael T. Prior, Chief Executive Officer.  “Alltel’s customers will benefit from access to a nationwide 4G network, a larger device selection, additional retail locations and a broader range of product offerings.  Additionally, many of our employees should benefit from new career opportunities within AT&T.  We will work closely with AT&T to close the transaction and to ensure a smooth transition for our customers and employees.”

Commenting on the use of proceeds once the transaction is completed, Mr. Prior said, “We have a disciplined, long-term approach to managing our portfolio and intend to balance the use of the after-tax proceeds among new acquisition opportunities, a possible reduction in debt outstanding, investments in our existing lines of business and returns to shareholders through dividends.”
The transaction is subject to customary closing terms and conditions and regulatory approval from the Department of Justice and the Federal Communications Commission. The companies expect to complete the transaction in the second half of 2013.

Following the close of the sale, Atlantic Tele-Network’s businesses will consist of Commnet, serving rural communities primarily in the Southwest U.S.; Sovernet, serving residential and business customers in New England; ION, serving rural communities in New York State; GT&T, serving Guyana; CellOne, serving Bermuda; and Choice, Islandcom and Mio, serving portions of the Caribbean islands.

Stephens, Inc. is serving as financial advisor to Atlantic Tele-Network and provided a fairness opinion for the transaction.  Cleary Gottlieb Steen & Hamilton LLP and Jenner & Block are providing legal counsel.

Conference Call Information

Atlantic Tele-Network will host a conference call on Tuesday, January 22, 2013 at 10:00 a.m. Eastern Time (ET) to discuss this announcement.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: 877-734-4582 and International: 678-905-9376, conference ID 92178318. A replay of the call will be available at ir.atni.com beginning at 2:00 p.m. (ET) on January 22, 2013.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean. Through our operating subsidiaries, we provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, local exchange services and broadband internet services and are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements
This press release contains forward-looking statements regarding the proposed transaction, including whether the transaction will be completed and, if so, the expected timetable for any such completion and the expected uses of proceeds, which constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements, including: (i) the ability to receive the requisite regulatory consents and approvals to consummate the transaction; and (ii) the satisfaction of the other conditions to completion of the transaction and (iii) with respect to the use of proceeds, at this time, ATN has no specific plans with respect to the use of proceeds following the completion of this transaction and is currently evaluating such plans; the timing, manner and extent to which such proceeds are deployed may be affected by future market conditions, potential changes in tax laws and ATN’s ability to develop corporate investment and strategic opportunities meeting ATN’s criteria. The information set forth herein speaks only as of the date hereof, and ATN disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

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